Exhibit 10.45

Amendments to The Remington Arms Company, Inc. Pension and Retirement Plan and
Supplemental Pension Plan

          The Board of Directors of Remington Arms Company, Inc. (the “Company”), upon the recommendation of the Company’s Benefit and Investment Committee, approved amendments to the Remington Arms Company, Inc. Pension and Retirement Plan (the “Defined Benefit Plan”) and the Remington Supplemental Pension Plan (the “Supplemental Plan”) on October 9, 2006.

          As a result of the amendment to the Defined Benefit Plan, future accrued benefits will be frozen as of January 1, 2008. The amendment is effective for all pension eligible employees who are not covered under the collective bargaining agreement in Ilion, New York. For service accrued through 2007, the pension calculation will not change. Years of service will continue to accrue for eligibility for early retirement. Additionally, as a result of the amendment to the Supplemental Plan, for affected employees, including each of the Named Executive Officers, future accrued benefits will be frozen as of January 1, 2008.